© 2018 Chart Industries, Inc. Confidential and Proprietary Chart Fourth Quarter and Full Year 2017 February 22, 2018 Exhibit 99.2

© 2018 Chart Industries, Inc. Confidential and Proprietary 2 Forward-Looking Statements Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Chart Industries’ plans, objectives, future orders, revenues, margins, tax rates and tax planning, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this presentation or in other statements made by Chart Industries are made based on management's expectations and beliefs concerning future events impacting Chart Industries and are subject to uncertainties and factors relating to Chart Industries’ operations and business environment, all of which are difficult to predict and many of which are beyond Chart Industries’ control, that could cause Chart Industries’ actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause Chart Industries’ actual results to differ materially from those described in the forward-looking statements include the implementation of and realization of benefits under the Tax Cuts and Jobs Act and those other risks and uncertainties found in Item 1A (Risk Factors) in Chart Industries’ most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement. Chart Industries is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart Industries' products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart Industries has domestic operations located across the United States and an international presence in Asia, Australia, Europe and Latin America. For more information, visit: http://www.chartindustries.com.

© 2018 Chart Industries, Inc. Confidential and Proprietary Fourth Quarter 2017 Financial Results 3 $214 $306 Q4 2016 Q4 2017 Sales & Revenue ($USD Million) $306 Earnings Per Share $0.85 Adjusted Earnings per Share1 $0.46 ($0.11) $0.85 Q4 2016 Q4 2017 $0.00 $0.46 Q4 2016 Q4 2017 Q4 Highlights • Sales increase of 43% over the fourth quarter of 2016, 19% excluding Hudson • Reported earnings per diluted share increased $0.96 over the fourth quarter of 2016 • Adjustments Q4 2017 • Restructuring and acquisition-related costs • China litigation award • Refinancing debt extinguishment costs • Tax reform benefits • Adjustments Q4 2016 • Restructuring and acquisition-related costs 1. Adjusted earnings per share is a non-GAAP measure, see reconciliation to the comparable GAAP measure on page 5. 2017 and 2016 exclude restructuring and acquisition-related costs. 2017 excludes China litigation award, debt extinguishment and impact of US tax reform.

© 2018 Chart Industries, Inc. Confidential and Proprietary Full Year 2017 Financial Results 4 $859 $989 FY 2016 FY 2017 Sales & Revenue ($USD Million) $989 Earnings Per Share $0.89 Adjusted Earnings per Share1 $0.96 $0.91 $0.89 FY 2016 FY 2017 $0.65 1, 3 $0.96 $0.52 2 FY 2016 FY 2017 Full Year Highlights • Sales increase of 15% over 2016, with 5% organic growth • Adjustments Full Year 2017 • Restructuring and acquisition-related costs • China litigation award • Refinancing debt extinguishment costs • Tax reform benefits • Adjustments Full Year 2016 • Restructuring and acquisition-related costs • Asset impairments • Flood insurance settlement 1. 2017 excludes restructuring and acquisition-related costs, China litigation award, debt extinguishment and impact from U.S. tax reform. 2016 excludes asset impairments, flood insurance settlement, and restructuring and acquisition-related costs. 2. 2016 includes Q3 AirSep insurance settlement of $15.9M, or $0.52 of EPS. 3. 2016 includes ~$38.7 million of benefit from E&C short lead-time replacement sales and contract expiration fees in 2016 which equates to ~$0.84 per share in 2016, as compared to ~$0.12 of short-lead time replacement equipment sales in 2017. $1.17

Adjusted EPS

	$ millions	Q4 2016	Q4 2017	Change V. PY (Q4)	2016 FY	2017 FY	Change V. PY (FY)
Net Income (Loss)		($3.29)	$26.66	$29.95	$28.23	$28.04	($0.19)
EPS (1)		**($0.11)**	**$0.85**	**$0.96**	**$0.91**	**$0.89**	**($0.02)**
A	*Restructuring and acquisition-related Costs*	0.11	0.11	0.00	0.24	0.57	0.33
B	*Debt Extinguishment*		0.10	0.10		0.10	0.10
C	*China Litigation Award (2)*		0.11	0.11		0.11	0.11
D	*Tax Reform (3)*		(0.71)	(0.71)		(0.71)	(0.71)
E	*Asset Impairments*				0.04		(0.04)
F	*Flood Insurance Settlement*				(0.02)		0.02
Adjusted EPS (4, 5)		**$0.00**	**$0.46**	**$0.46**	**$1.17**	**$0.96**	**($0.21)**
	AirSep Insurance Settlement				(0.52)		0.52
Normalized Adjusted EPS on a Comparable Basis (5, 6)		**($0.00)**	**$0.46**	**$0.46**	**$0.65**	**$0.96**	**$0.31**

(1) 2016 FY includes $0.84 of EPS from short lead-time replacement equipment sales and contract expiration fees in the Energy & Chemicals ("E&C") segment. 2017 includes $0.12 of EPS from short lead-time replacement equipment sales in E&C.
(2) Chinese court ruling over disputed commissions to a former external sales representative.
(3) One-time adjustments related to impact of Tax Reform.
(4) Adjusted EPS (a non-gaap measure) is as reported on a historical basis.
(5) Tax effected adjustments are at normalized statutory quarterly rates.
(6) "Normalized Adjusted EPS on a Comparable Basis" is not recognized under generally accepted accounting principles ("GAAP") and is referred to as a "non-GAAP financial measure" in Regulation G under the Exchange Act. The Company believes this figure is of interest to investors and facilitates useful period-to-period comparisons of the Company's operating results, eliminating the impact of the non-recurring AirSep insurance settlement.

© 2018 Chart Industries, Inc. Confidential and Proprietary
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Innovation. Experience. Performance.®

Impact from Tax Cuts and Jobs Act

Q4 and Full Year 2017 Impact

- $18.3 million tax benefit recorded in Q4 2017, resulting in a $15.9 million full year tax benefit
  - One-time benefit of ~$26.9 million driven by remeasuring of deferred tax liabilities (DTL) to the reduced 21% tax rate in the U.S., primarily from Hudson Products

Partially offset by:

  - Transition tax expense of ~$4.5 million
  - Certain deferred tax benefits of $5.5 million which are not recognized due to valuation allowances recorded against deferred tax assets, primarily in China

Unrelated to U.S. tax reform

FY Expected 2018 Impact

- 2018 expected tax rate of 27% – 29% reflecting ~$0.15 of EPS benefit
  - Decrease in U.S. federal tax rate from 35% to 21%
  - Execution of certain tax planning opportunities related to tax reform
- Expect to repatriate ~$50 million of foreign cash in 2018

© 2018 Chart Industries, Inc. Confidential and Proprietary

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Innovation. Experience. Performance.®

© 2018 Chart Industries, Inc. Confidential and Proprietary 7 2018 Guidance FY 2018 Guidance Sales $1.15B - $1.20B Up 16% – 21% 5-7% organic growth Adjusted EPS $1.65 - $1.90 Up 72% – 98% Inclusive of ~$0.15 of impact from U.S. tax reform Assumes 27% - 29% full year tax rate Capital Expenditures $35M - $45M Flat to 2017 Inclusive of ~$11M for finalization of La Crosse, WI capacity expansion

© 2018 Chart Industries, Inc. Confidential and Proprietary 8 www.ChartIndustries.com